Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL CASH DISTRIBUTION AND 2016 RESERVE QUANTITIES

DALLAS, Texas, April 19, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.010037 per unit, payable on May 13, 2016, to unit holders of record on April 29, 2016.

This month’s distribution decreased slightly from the previous month due to a decrease in the pricing of both oil and gas and a short month of production for the Texas Royalty Properties, whereas the Waddell Ranch Properties were in deficit this month and contributed nothing to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 64,936 barrels of oil and 410,069 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was (9,925) barrels of oil and (66,951) Mcf of gas. The average price for oil was $27.85 per bbl and for gas was $1.76 per Mcf. This would primarily reflect production and pricing for the month of February for oil and the month of January for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $2,530,345. Deducted from these would be the Lease Operating Expense (LOE) of $1,922,088, taxes of $308,998 and Capital Expenditures (CAPEX) of $136,511 totaling $2,367,597 resulting in a Net Profit of $162,748 for the month of March. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $122,061 to this month’s distribution. This amount along with the negative deficit carryover from prior periods brings deficit to be recouped to ($375,499). There is no distribution from the Waddell Ranch’s NPI for this month.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	64,936	410,069	(9,925	)*	(66,951	)*	$27.85	$1.76	**
Texas Royalty Prop	25,279	31,239	24,015	*	29,677	*	$28.17	$3.01	**

Prior Month
Waddell Ranch	82,124	444,877	(13,157	)*	(75,794	)*	$28.52	$1.94	**
Texas Royalty Prop	27,141	33,880	25,784	*	32,186	*	$33.20	$3.72	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 25,279 barrels of oil and 31,239 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 24,015 barrels of oil and 29,677 Mcf of gas. The average price for oil was $28.17 per bbl and for gas was $3.01 per Mcf. This would primarily reflect production and pricing for the month of February for oil and the month of January for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $806,400. Deducted from these would be taxes totaling $182,175 resulting in a Net Profit of $624,224 for the month of March. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $593,013 to this month’s distribution.

General and Administrative Expenses deducted for the month were $125,279 resulting in a distribution of $467,835 to 46,608,796 units outstanding, or $.010037 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2016, attributable to the Trust from the properties appraised are approximately 4.6 million barrels of oil and 9.046 billion cubic feet of gas with a future net value of approximately $237,703,000 with a discounted value of $126,105,000.

With the estimated quantities of this year’s reserve estimate of 4.6 million barrels of oil and 9.046 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 11 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 15, 2016 and is available to all unitholders at this time on the SEC website.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839